Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Atlantic Tele-Network, Inc.
June 21, 2016		Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network is Now ATN International

BEVERLY, MA, June 21, 2016 — ATN (NASDAQ:ATNI) today announced it has changed the company name to ATN International, reflecting its increasingly diversified business, both in terms of geographic reach and expansion into renewable energy services.  As part of the name change, the company also unveiled a new logo.

“Our business has expanded into new markets and services over the years, and it was clear that our name also needed to be more expansive,” said ATN Chief Executive Officer, Michael Prior. “With distinct lines of business in communications and renewable energy, a continual and ever changing deployment of advanced technologies and services into multiple markets by ATN International, this was a small change that we felt was more reflective of our current breadth of businesses and more adaptable to change in the future.”

ATN International’s communications business includes a network of subsidiary companies that provide advanced services, including fixed and wireless voice, data, and video, to under-served markets in the U.S. and throughout Bermuda and the Caribbean.  ATN International’s renewables business includes distributed generation solar power systems in a number of U.S. states and in India.

About ATN

ATN (Nasdaq: ATNI) and its portfolio of companies invest, own, and operate communications companies and renewable energy assets in the US and Internationally. Through our operating subsidiaries, we (i) provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services, (ii) provide distributed solar electric power to corporate, utility and municipal customers and (iii) are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

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